EXHIBIT 15.1

August 26, 2005

MWI Veterinary Supply, Inc.

Meridian, Idaho

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of MWI Veterinary Supply, Inc. and subsidiary for the three and nine-month periods ended June 30, 2005 and 2004, and have issued our report dated August 10, 2005.  As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE AND TOUCHE LLP
Boise, Idaho